Exhibit 99.1

September 9, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Partners Completes Overland Pass Pipeline Transaction
With Williams Partners; Receives Approximately $424 Million

Each Entity Now Owns 50 percent of Overland Pass Pipeline Company

    TULSA, Okla. – Sept. 9, 2010 – ONEOK Partners, L.P. (NYSE: OKS) announced today that it has completed a transaction to sell 49 percent of its ownership of Overland Pass Pipeline Company LLC to Williams Partners L.P. (NYSE: WPZ).

    ONEOK Partners received approximately $424 million at closing in accordance with the joint-venture agreement. ONEOK Partners will use the proceeds from the transaction to repay short-term debt and to fund capital projects.

    ONEOK Partners and Williams Partners each now owns 50 percent of Overland Pass Pipeline Company LLC. Previously, ONEOK Partners owned 99 percent of the joint venture and Williams Partners owned the remaining 1 percent. ONEOK Partners announced on July 22, 2010, that it had received notification from Williams Partners of its election to exercise its option to increase its ownership of Overland Pass Pipeline.

    As long as Williams Partners owns at least 50 percent of Overland Pass Pipeline Company, Williams Partners will have the option to become the operator by providing ONEOK Partners at least 30 days notice.

    This transaction is not expected to affect ONEOK Partners’ 2010 net income guidance of $450 million to $490 million. Earnings from Overland Pass Pipeline Company will be accounted for prospectively as equity earnings from investments, beginning in September 2010.

    The joint-venture company was established in May 2006 to build the Overland Pass Pipeline, a 760-mile natural gas liquids (NGL) pipeline from Opal, Wyo., to the Mid-Continent natural gas liquids market center in Conway, Kan., one of the nation’s primary NGL distribution and storage hubs.

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ONEOK Partners Completes Overland Pass Pipeline Transaction
With Williams Partners; Receives Approximately $424 Million

    The pipeline, which went into service in November 2008, can transport approximately 140,000 barrels per day with the ability to expand capacity to 255,000 barrels per day with additional pump facilities.

    Overland Pass Pipeline Company LLC also includes the Piceance Lateral Pipeline, a 150-mile pipeline connecting the Piceance Basin to the Overland Pass Pipeline, and the D-J Basin Lateral Pipeline, a 125-mile pipeline connecting the Denver-Julesberg Basin with the Overland Pass Pipeline. ONEOK Partners, through its subsidiaries, managed the construction projects and is the operator of the pipelines.

    ONEOK Partners owns an extensive natural gas liquids system in the Mid-Continent, including fractionators and storage, in Mont Belvieu, Texas, Conway and Hutchinson, Kan., and Medford, Okla. It also owns interstate natural gas liquids distribution pipelines between Conway and Mont Belvieu.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

OKS-PP OKE-PP